Exhibit 10-22

THE NAVIGATORS GROUP, INC.

October 9, 2003

Mr. Paul J. Malvasio

8 Northfield Drive

Westport, CT 06880

Dear Paul:

We are pleased to extend an offer of employment to join The Navigators Group, Inc. as Executive Vice President and Chief Financial Officer.  This letter cancels and replaces our prior employment offer letter of October 6, 2003.  Details of our offer are as follows:

Position:	Executive Vice President and Chief Financial Officer
The Navigators Group, Inc.

Executive Vice President, Chief Financial Officer and Director
Navigators Insurance Company
NIC Insurance Company
Navigators Management Company, Inc.

Director
Navigators Holdings U.K. Limited

Position Reports to:	President and Chief Executive Officer
The Navigators Group, Inc.

Scope or Responsibility:

Senior Financial Executive within The Navigators Group, Inc., responsible for:

1.     Overall responsibility for financial management of The Navigators Group, Inc. and all subsidiaries

2.     Management of capital requirements of all operations

3.     Manage relationships with banking syndicate, ratings agencies, and investment bankers

4.     Responsibility for establishment of adequate loss reserves and integrity of the reserve setting process

5.     Management of budgeting, forecasting and capital allocation process

6.     Management of reinsurance accounting functions and participation on Reinsurance Security Committee

7.     Management of investor relations

8.     Production of quarterly Group and Insurance Company Board packages

9.     Compliance with all SEC and NASDAQ requirements, including preparation of annual proxy statement, 10-K and quarterly 10-Q

10.   Oversee the U.S. investment managers working to implement strategies established in conjunction with the Finance Committee of the Group Board

11.   Forecast and manage Group cash flow and cash requirements

Reckson Executive Park, 6 International Drive, Rye Brook, N.Y. 10573

Tel. (914) 934-8999   Fax (914) 934-2355

Key Short Term Requirements:

1.     Assure accurate and timely financial reporting, internally and externally

2.     Improve the financial reporting process to exceed the requirements of Section 404 of Sarbanes-Oxley

3.     Evaluate adequacy of staff

4.     Restructure the financial reporting package provided to the Group Board

5.     Evaluate and improve the process for establishment of IBNR

6.     Evaluate adequacy and recommend potential changes to current banking relationships

Additional Responsibilities:	Member of the Executive Management Team of Navigators. Other responsibilities as assigned by the Chief Executive Officer.

Base Salary:	$275,000, subject to annual review beginning July, 2004.

Cash Bonus:

Participation in the Executive Bonus Plan for The Navigators Group, Inc.  Subject to annual approval by the Compensation Committee, you will be eligible for an annual performance bonus of 0-100% of base salary, beginning with your date of employment.

Stock Grants:

You will be awarded a grant of 17,500 shares of stock in The Navigators Group, Inc., vesting as shown below.  Based upon the closing market price of Navigators Stock (ticker symbol “NAVG” on NASDAQ) of $30.06 on October 3, 2003, this award has a current value of $526,050

12 months from start date – 4,375 shares

24 months from start date – 4,375 shares

36 months from start date – 4,375 shares

48 months from start date – 4,375 shares

Pension Plan:

You will be eligible for participation in our pension plan for the 2005 year.  At present, Navigators contributes up to 15% of base salary to the pension plan annually.  Details of this plan are discussed in our employee manual.

Medical/Dental/Life:	Standard Company Benefits

Vacation:               4 weeks paid vacation annually.

Location:               Your position will be based in our Rye Brook, New York office.  It is expected that your responsibilities will require you to travel in the course of your duties.

Your initial position will be as Executive Vice President, Finance and Planning, reporting to the Chief Executive Officer.  Subject to acceptable performance, you will be named Chief Financial Officer on December 1, 2003.

If, during the first three years of your employment, you are either terminated as a result of a change in control of the Navigators Group, Inc., by which a party other than Terence N. Deeks and/or his family attain ownership of more than 50% of the common stock of the Company, or are terminated without cause, you will be entitled to continue to receive your base salary (paid at standard pay period intervals) and medical benefits for a period of one year.

Paul, I hope you will find our employment offer to be attractive and that you will join Navigators as soon as possible.  This employment offer is valid through October 30, 2003.  I look forward to your response.

Sincerely,

Stanley A. Galanski
President and Chief Executive Officer
The Navigators Group, Inc.
Navigators Insurance Company
NIC Insurance Company
Navigators Management Company, Inc.

cc: Marilynn Gallo

Paul Malvasio

From:        Stan GaIanski SGALANSK1@navg.com

Sent:         Monday, October 13, 2003 4:16 PM

To:             pjmalvasio@optonline.net

Subject:    Open Item I Confirming Today’s Telephone Conversation

PauI:

As we discussed, we agree to provide for accelerated vesting of your stock grant in the event of a change of control in which Navigators is not the surviving entity, or in which your employment is terminated as a result of the change of control. There will be no acceleration of vesting in the event of termination, whether for cause or for other than cause, absent the change of control.

Paul, we are looking forward to your start date of October 23.